NEWS RELEASE
                                        NYSE  Common  Stock  Symbol:"FCX"

Freeport-McMoRan Copper & Gold Inc.    Financial Contact:   Media Contact:
1615 Poydras Street                    Chris D. Sammons     William L. Collier
New Orleans, LA 70112                  (504) 582-4474       (504) 582-1750

               FREEPORT-McMoRan COPPER & GOLD REPORTS
                 STRONG THIRD QUARTER PRODUCTION AND
      VISIT BY CEO MOFFETT TO GRASBERG OPERATIONS IN INDONESIA

NEW ORLEANS, LA, September 25, 2002 - Freeport-McMoRan Copper & Gold Inc. (NYSE:FCX) reported today that Chairman and Chief Executive Officer James R. Moffett has visited its Grasberg copper and gold mining operations in Papua, Indonesia and will report on the visit on a conference call today with financial analysts. The conference call will be broadcast live on the internet today at 1:30 p.m. EDT and may be accessed on the "FCX.com" internet site.

     Mr. Moffett said, "After visiting our Grasberg mining operations in Papua, earlier today, I am pleased to report that as previously reported, we continue mining higher-grade ore and our
mining operations are performing in a strong fashion.   As a result,
we now expect to exceed our previous estimates of copper and gold production and sales for the third quarter. Based on production through today, we now estimate that aggregate mine production and sales for the quarter will exceed 510 million pounds of copper and 1,000,000 ounces of gold. We now estimate that PT-FI's share of copper and gold sales will exceed 440 million pounds and 840,000 ounces, including sales to our affiliated smelters, approximating or exceeding previous quarterly records."

     Mr. Moffett added, "I am also pleased to report that the morale of our personnel is high following the shooting incident that occurred several weeks ago on a remote road near Tembagapura, the primary town site in the highland area of our operations."

     Indonesian authorities continue to investigate the incident. The identity of the perpetrators has not been reported. PT Freeport Indonesia (PT-FI), FCX's Indonesian subsidiary, is cooperating with the investigation and appreciates the effort of the Indonesian authorities in maintaining safety and security for its personnel and operations. PT-FI also appreciates the strong support expressed by the Papuan provincial and local governments and by the local people residing in the area of its operations. All parties have condemned the attacks and expressed positive sentiments about PT-FI's contributions to the country of Indonesia, the province of Papua and the local communities.

     FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.

Cautionary Statement: This press release contains forward-looking statements in which we discuss factors we believe may affect our financial performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding anticipated production and sales volumes. Important factors that might cause future results to differ from these projections include production risks, industry risks, shipping schedule risks, Indonesian political risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.